Better For You Wellness Provides Shareholder Update

Columbus, Ohio--(Newsfile Corp. - March 17, 2023) - Better For You Wellness, Inc. (OTCQB: BFYW) ("Better For You Wellness" or the "Company"), an Ohio-based company focused on the rapidly-growing $1.5T wellness industry, announced it has filed amendments to its Quarterly Report on Form 10-Q for the period ended May 31, 2022, and its Quarterly Report on Form 10-Q for the period ended August 31, 2022 (each, an "Amended Quarterly Report" and together, the "Amended Quarterly Reports"). The Company's management concluded that in light of certain errors in the original Quarterly Reports on Form 10-Q for the period ended May 31, 2022, and the period ended August 31, 2022 (each, an "Initial Quarterly Report"), a material weakness existed in the Company's internal control over financial reporting related to the effectiveness of the design and operation of its disclosure controls and procedures as of May 31, 2022, and August 31, 2022. The material weakness prompted the Company to develop and begin implementing a remediation plan concerning such material weakness. The Amended Quarterly Reports filed today provides details of the Company's remediation plans.

Regarding the Amended Quarterly Reports, Ian James, Chief Executive Officer of Better For You Wellness, stated: "On January 31, 2023, the Company retained Dr. Pratibha Chaurasi as our new fractional CFO and added Aprari Solutions to assist with financial reporting and audit preparation. With their help, we meticulously and painstakingly worked to identify and rectify the material weakness in the Company's internal control over financial reporting." Mr. James continued, "Through our review process, we identified certain errors and began implementing a remediation plan to strengthen our internal controls and ensure accurate and timely SEC filings in the future. Retaining Dr. Chaurasi as fractional CFO has streamlined our closing and filing processes and allowed us to develop and implement the strong remediation plan detailed in the Amended Quarterly Reports."

Mr. James highlighted the following changes in the Amended Quarterly Report for the period ended May 31, 2022:

1. Increased Assets - Prepaid and other assets totaling $78,072 added, $583,586 of goodwill added, reversing a $577,473 impairment expense. The effect was to treat the Mango Moi acquisition as an investment rather than a write-down investment.

2. Increased Total Assets - Total assets of $674,133 compared to $10,338 in the Initial Quarterly Report for the period ended May 31, 2022.

3. Convertible Note Payable - Net of amortization reduced from $315,063 in the Initial Quarterly Report for the period ended May 31, 2022, to $ 254,369; reduced total liabilities from $674,503 in the Initial Quarterly Report for the period ended May 31, 2022, to $556,449.

4. Stockholder's Equity (Deficit) - Stockholders' equity increased from $(664,165) in the Initial Quarterly Report for the period ended May 31, 2022, to $117,684, as a result of an increase in additional paid-in-capital from $2,419,264 in the Initial Quarterly Report for the period ended May 31, 2022, to $2,609,749, representing an increase of $190,485. Additionally, the Company's accumulated deficit decreased from $3,121,510 in the Initial Quarterly Report for the period ended May 31, 2022, to $2,530,147, representing an improvement of $771,363 or approximately 25%.

Mr. James also highlighted the following changes in the Amended Quarterly Report for the period ended August 31, 2022.

1. Increased Assets - Prepaid and other assets totaling $78,072 added, related party receivables of $107,068 added, and $583,485 of goodwill added. Other changes related to certain re-classifications to meet GAAP standards.

2. Increased Total Assets - Total assets of $778,011 compared to $695,375 in the Initial Quarterly Report for the period ended August 31, 2022.

3. Convertible Note Payable - Net of amortization increased from $521,593 in the Initial Quarterly Report for the period ended August 31, 2022, to $543,176; reduced total liabilities from $1,131,343 in the Initial Quarterly Report for the period ended August 31, 2022, to $1,105,403.

4. Stockholder's Equity Deficit - Stockholders' equity decreased from $435,968 in the Initial Quarterly Report for the period ended August 31, 2022, to $327,392 as a result of an increase in additional paid-in-capital from $2,820,220 in the Initial Quarterly Report for the period ended August 31, 2022, to $2,931,841, representing an increase of $111,621. The Company's accumulated deficit increased from $3,294,778 in the Initial Quarterly Report for the period ended August 31, 2022, to $3,297,824.

About Better For You Wellness, Inc.

Better For You Wellness, Inc. (OTCQB: BFYW) is a Columbus, Ohio-based Company pursuing a dual buy-and-build model within the wellness industry. Better For You Wellness, through its wholly owned subsidiaries, builds and operates digitally native, mission-driven brands within the clean beauty sector, including Mango Moi. Learn more at https://BFYW.com.

Forward-Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and the negative of these terms or other comparable terminology. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results may vary, sometimes materially, from any estimates, predictions, projections, assumptions, or other future performance suggested in this press release. Except as required by applicable law, we do not intend to update any forward-looking statements to conform these statements to actual results. Investors should refer to the risks disclosed in the Company's reports filed with SEC (https://www.sec.gov/).

Contact:

Better For You Wellness, Inc.

Ian James, CEO

investors@bfyw.com